Exhibit 99.1

FOR IMMEDIATE RELEASE

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ITRONICS UPDATES OPERATION RESULTS; REPORTS NINE MONTH 2015 SALES

RENO, Nevada, November 19, 2015 -- Itronics Inc. (OTC:ITRO) a diversified fertilizer, silver, and mineral producer, today summarized its operations and diversification progress and announced sales results for the three months and nine months ended September 30, 2015. Fertilizer sales increased 21 percent in September and October, which bodes well for the Company’s fourth quarter. In addition, silver sales are expected to increase significantly in the fourth quarter.

Total Revenues for the 9 months ended September 30, 2015 were $1,461,262 compared to $1,588,678 in the same period in 2014, a decrease of 8 percent. GOLD’n GRO fertilizer sales volume increased by 3 percent, but revenues were down due to a shift in product mix.

Nine Months Sales Results

Unaudited Revenues for the third quarter and 9 months ended September 30, 2015, together with comparative figures for 2014 are presented below:

ITRONICS INC.

	For the Quarter		For the 9 Months
	Ended September 30		Ended September 30
	2015	2014	2015	2014
REVENUE
Fertilizer	$188,011	$202,236	$1,411,988	$1,456,453
Silver	$ 350	$ 476	$ 1,155	$ 2,432
Photo Services	$ 8,347	$ 8,846	$ 23,250	$ 32,634
Mining Tech Services	$ 8,492	$ 31,009	$ 24,869	$ 97,159

	$205,200	$242,567	$1,461,262	$1,588,679

Operational Developments

One of the Company’s fundamental strengths is its ability to creatively determine how to convert certain categories of hazardous waste materials into commercial goods. The Company is using this creative ability to diversify its operations by developing core technology extensions to establish year-round non-seasonal sales in new market segments.

GOLD’n GRO fertilizers Two new field applications for one of the GOLD’n GRO multi-nutrient fertilizers are being introduced by our distributor this year. The initial sales for these new uses of the fertilizer produced a 3 percent increase in volume sold in the nine months and are expected to be continued and expanded.

The Company has identified a potential new environmental benefit that may be obtained by using its GOLD’n GRO fertilizers. Based on experience obtained from the manufacturing process and from the leaching research and development, the Company has observed that the non-nutrient metals cadmium, lead, and mercury are not soluble in our fertilizers. Work with KAM-Thio has demonstrated that these metals can be removed from solutions treated with KAM-Thio. Vegetable growers have a need to minimize uptake of cadmium by vegetable crops. The Company and its distributor are planning field tests in the coming year to evaluate whether use of GOLD’n GRO fertilizers on vegetable crops can reduce cadmium uptake from the soil.

Over time, cadmium levels have increased in some soils, leading to increases in cadmium uptake by crops. Cadmium has no known nutritional value to humans or plants and it is known to be a health hazard for humans. Minimizing cadmium uptake by vegetables and field crops is desirable to minimize its presence in the human diet.

Silver Production One of the two silver production furnaces has been operating reliably since mid-May. The start-up of the second furnace was completed in September. The first bullion shipment using the new refining system was made in early October. The furnaces are now reducing electrical power consumption by 44 percent with an increased operating temperature of 12 percent.

The FeLix, SuLix leaching technology pilot scale development is continuing and is ready for another scale up so that a larger quantity of leached solids can be passed to the refinery for silver separation and purification. About 75 percent, or about 75 pounds out of each 100 pounds, of the feed material to the leaching process is now being recovered in a form that can be incorporated as raw material in the manufacture of the GOLD’n GRO fertilizers. All of the silver in the leach process feed materials is contained in the residues being delivered to the refinery.

The new leaching technology has improved the productivity of the refining furnaces by approximately 10 times. The Company’s next project is to scale up the leaching process so that a larger quantity of leached solids can be passed to the refinery for silver separation and purification.

Itronics has been processing silver-bearing photographic liquids and accumulating the silver-bearing solids since December 2013, so there is a back log of silver-bearing material available for leaching and transfer to the refinery. This back log of material must be processed with the expanded leach system which is in final stages of engineering.

It is anticipated that in the fourth quarter capital will be obtained to construct a new, larger prototype chemical reactor system for leaching and for improvements in electrical distribution and power stabilization for the R & D work area in the plant. Total capital to complete this project is expected to be in the range of $50,000. If funding is obtained prior to the year’s end, the new leach reactor system and facility improvements are expected to be completed during the first quarter of 2016.

E-scrap processing feasibility study In the second quarter Itronics announced that it had started a feasibility study to determine whether e-scrap processing can be integrated into the new refining operation. The Company has mounted a shredder it had in storage on a portable base, installed the necessary electrical connections, and tested the shredder for suitability for shredding e-scrap to be used as feed to the refining furnaces. The Company has determined how much e-scrap can be introduced into each melt, and is now producing silver bullion that is expected to contain some silver, gold, and palladium recovered from the e-scrap feed.

In October the Company acquired two grinders that will be used to reduce the shredded e-scrap to a fine powder in two stages in order to improve the ability of the production furnaces to process the material. The grinders will be installed late in the fourth quarter or early in the first quarter 2016. The purpose of the grinders is to determine how much additional e-scrap can be processed per melt due to improved processing efficiency. The Company is anticipating a 3 to 5 times increase in the amount of e-scrap per melt.

Itronics is focusing on disassembly of personal computer (pc) towers to obtain the e-scrap for refining, and is planning on using the information being obtained to develop and evaluate the economics of a business model to accomplish the collection and processing of pc towers to obtain the e-scrap for refining.

KAM-Thio Process Development Laboratory tests conducted by the Company have demonstrated that KAM-Thio has the ability to leach silver from the silver bearing glass slag generated by the

Company’s silver refinery. The tests have also demonstrated that KAM-Thio liquid is stable in the leaching application. Independent laboratory tests have demonstrated that KAM-Thio is able to neutralize the cyanide contained in spent cyanide solution generated by gold-silver leaching.

The amount of KAM-Thio required to neutralize cyanide is in a range appropriate for leaching gold and silver from ore. The next step for KAM-Thio technology development is to conduct a series of tests on silver-gold ore samples to measure the silver-gold leaching capabilities of KAM-Thio.

The amount of KAM-Thio needed to neutralize cyanide in gold-silver leaching solutions is several times greater than is required for fertilization of plants. Because of this there is the potential to dilute the neutralized cyanide water with fresh water and use it as a fertilizer for reclamation and re-vegetation at the mine site. This would be an environmentally attractive way of using the water at the end of the leaching cycle.

Based upon information being developed, it is becoming apparent that KAM-Thio has the potential to be a versatile product for improving residual recovery of gold and silver from ore while neutralizing cyanide and providing fertilizer water for mine site remediation.

Zinc Flue Dust Process Development Itronics previously announced a technical breakthrough by successfully testing electrowinning as a process to recover metallic zinc powder from zinc enriched liquids that are produced by leaching zinc oxide from zinc bearing flue dust. The innovative zinc recycling technology is expected to eliminate the waste completely by converting all components to saleable goods. The process being developed may use up to 40 percent less electrical energy compared to conventional zinc refining. The potential energy savings would be a strong economic driver for the project. This work was put on hold while higher priority projects are being completed, but is expected to be continued in the second half of 2016.

Battery Recycling Evaluation The Company is evaluating the potential use of the electricity generating contents of silver batteries and "non-rechargeable" alkaline batteries as a source of raw material for use in manufacturing GOLD’n GRO fertilizers and for silver production. The alkaline batteries contain potassium, zinc, and manganese which may be recoverable using the Itronics ZinLix leaching technology and are raw materials needed for manufacturing GOLD’n GRO fertilizers. If the ZinLix process works, it will provide a stable lower cost domestic source of critical raw materials needed for GOLD’n GRO manufacturing and would represent another "technological breakthrough" for the Company. A decision has not yet been made to begin a laboratory evaluation to determine whether the ZinLix technology will work. If a positive decision is made, then a project will be initiated to develop the ability to use this battery waste as a raw material source in future years for GOLD’n GRO fertilizer manufacturing and for non-seasonal silver, zinc, and manganese product sales.

Once the Company has completed the installation and start-up of the grinders obtained to process e-scrap, it will be possible to evaluate processing of silver oxide batteries which have to be crushed or ground up prior to introduction into the refining furnace. Processing silver oxide batteries would increase the silver feed to the refinery and would be non-seasonal, a very positive outcome.

Auric Fulstone Project Itronics previously announced that its subsidiary, Whitney & Whitney, Inc., has identified surface high grade zinc-lead-silver mineralization at its Auric Gold & Minerals Fulstone copper-gold exploration project. Within the Auric Fulstone project area, the Company has discovered surface high grade zinc, lead, and silver mineralization that contain anomalous molybdenum in a large area that is geochemically anomalous for zinc. It has also discovered high grade copper mineralization that contains anomalous gold and molybdenum in a separate area that is anomalous for copper. Discovery of the potential for significant zinc, lead, silver, and molybdenum mineralization increases the economic attractiveness of the project by adding potentially significant near surface zinc, lead, silver, and molybdenum values to the over-all copper and gold values that are expected to be identified as the project is explored.

About Itronics

Headquartered in Reno, Nevada, Itronics Inc. is a "Creative Clean Technology" Company which produces GOLD’n GRO specialty liquid fertilizers and silver bullion. It owns a large Iron Oxide Copper Gold (IOCG) mineral property (the Auric Fulstone Project) in the prolific Yerington Copper Mining District in northwestern Nevada. The Company’s goal is to achieve profitable clean technology driven organic growth in specialty GOLD’n GRO fertilizers, silver, zinc, and minerals. The Company’s technologies maximize the recovery and use of metals and minerals and, by doing this, maximize sustainability.

Through its subsidiary, Itronics Metallurgical, Inc., Itronics is the only company with a fully permitted "Beneficial Use Photochemical, Silver, and Water Recycling" plant in the United States that converts 100 percent of the spent photoliquids into silver bullion, silver bearing glass, and GOLD’n GRO liquid fertilizers. The Company is developing environmentally compatible waste processing and mining technology. Itronics has received numerous domestic and international awards that recognize its ability to successfully use science and engineering to create and implement new environmentally clean recycling and fertilizer technologies.

The Company’s environmentally friendly GOLD’n GRO liquid fertilizers, which are extensively used in agriculture, can be used for lawns and houseplants, and are available at the Company's "e-store" on

Amazon.Com at http://www.amazon.com/s/ref=bl_sr_lawn-garden?ie=UTF8&field-brandtextbin=GOLD%27n+GRO&node=2972638011

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VISIT OUR WEB SITE: http://www.itronics.com

("Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.)

Contact: Paul Knopick

888-795-6336